SUBCONTRACT B335l88

                                     between

                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

                     LAWRENCE LIVERMORE NATIONAL LABORATORY

                                       and

                                ZYGO CORPORATION



                                  INTRODUCTION
                                  ------------

This is a hybrid subcontract, with fixed price and cost plus fixed fee sections. The parties to this Subcontract are The Regents of the University of California, a California corporation, hereinafter called "University," and Zygo Corporation, hereinafter called "Subcontractor."

The Regents of the University of California have entered into Prime Contract No. W-7405-ENG-48 with the United States Government, hereinafter called "Government" represented by the Department of Energy, hereinafter called "DOE," for the management and operation of the Lawrence Livermore National Laboratory and the performance of certain research and development work. This Subcontract is entered into as a subcontract in furtherance of the work provided for under the Prime Contract.

                                    AGREEMENT
                                    ---------

The parties agree to perform their respective obligations in accordance with the terms, conditions, and provisions of the attached SCHEDULE OF ARTICLES and any documents referenced or incorporated therein. This Signature Page and the SCHEDULE OF ARTICLES collectively constitute the entire Subcontract and shall supersede all prior proposals, negotiations, representations, or agreements, whether written or oral.

         ZYGO CORPORATION                          THE REGENTS OF
                                            THE UNIVERSITY OF CALIFORNIA

BY: /s/ GARY K. WILLIS                        BY: /s/ JOHN S. HUNT
    ----------------------------          -------------------------------------
    Gary K. Willis                            John S. Hunt

TITLE: President and CEO                  TITLE: Laboratory Business Manager
       -------------------------          -------------------------------------

DATE: 5/9/97                              DATE: 5-8-97
      --------------------------          -------------------------------------
                                          University Procurement Representative:
                                          Margaret C. Cooke, (510) 423-2178

                              SCHEDULE OF ARTICLES

                                       FOR

                               SUBCONTRACT B335188

ARTICLE 1.-- SCOPE OF WORK
--------------------------

A. The Subcontractor shall conduct certain work generally described as Amplifier Finishing Lead Facilitization and Initial Production of Flat Optics. The work is more specifically described in the Statement of Work as Facilitization (F).

B. The University may, at its unilateral option, by written notification to the Subcontractor require the continued performance of the work described in the Statement of Work as Pilot Production (P0), hereafter known as Option 1". This option must be exercised no later than 60 days prior to the completion of the work defined in paragraph A above.

C. The University may, by written notification to the Subcontractor require the continued performance of the work described in the Statement of Work as Initial Production (P1), hereafter known as "Option 2". Written notification of the University's desire to exercise this option and price it accordingly must be given no later than 120 days prior to the completion of the work defined in paragraph B above.

D. The University may, by unilateral modification to the Subcontract, purchase a 24-inch interferometer for the price shown in Article 3 below. This interferometer is to be essentially the same as the two to be provided by the Subcontractor at no additional cost to the University. This option is hereafter known as Option 3". The decision to purchase this additional unit will be based, in part, on the input and recommendation of the Subcontractor and the results of efforts to provide this capability through other means. This option may be exercised at any time during any exercised option (F, P0 or P1).

E. The Subcontractor shall furnish all personnel, supervision, materials, supplies, equipment (including two 24-inch interferometers), tools, facilities, transportation, testing, and other incidental items and services necessary for performance of the work, except for Government Property specified herein to be furnished by the University. The Subcontractor shall deliver the materials, products, supplies, and reports specified, and all residuals.

F. The work shall be performed by the Subcontractor at the Subcontractor's facility located at Middlefield, CT and at other locations approved by the University.

G. Acceptance of the work under this Subcontract shall be based on the Subcontractor's performance and completion of the work in consonance with high professional standards and compliance with the delivery and reporting requirements specified herein.

H. This Subcontract is a DX-E1 Rated Order, certified for national defense use under the DEFENSE PRIORITIES AND ALLOCATIONS SYSTEM. The Subcontractor shall comply with the requirements of the Defense Priorities and Allocations System regulation (15 CFR Part 700).

ARTICLE 2 -- PERIOD OF PERFORMANCE
----------------------------------

A. The work authorized and described in ARTICLE 1 - SCOPE OF WORK, Paragraph A shall be completed by October 31, 1998 unless completely performed prior thereto or sooner terminated in accordance with the clause of the GENERAL PROVISIONS entitled TERMINATION FOR

     CONVENIENCE OF THE GOVERNMENT (FIXED PRICE) for fixed price work, or Termination (COST REIMBURSEMENT) for all cost reimbursement work.

B. The University may extend the period of performance by written notice to the Subcontractor, unilaterally exercising any or all of the following options:

     1. Option No. 1 (P0):              Inclusive period of performance of
                                          18 months.

     2. Option No. 2 (P1):              Inclusive period of performance of
                                          6 months.

     3. Option No. 3 (Interferometer):  To be completed during the inclusive period of performance defined at the
                                          time this option is exercised.

     The total period of performance of this Subcontract, inclusive of all optional periods, shall not exceed 41 months.

ARTICLE 3 -- FIXED PRICE AND LIMITATION OF OBLIGATION
-----------------------------------------------------

(For fixed price work only)

A.   Fixed Price -- Authorized Work
     ------------------------------

     The Subcontractor shall perform this Subcontract for the total fixed price of NINE MILLION, EIGHT HUNDRED SEVENTY-ONE THOUSAND, EIGHT HUNDRED TEN and NO/l00 DOLLARS ($9,871,810.00).

     The fixed price stated above does not include, and the University shall not be charged for, any State Sales & Use Tax, as the University holds California Seller's State Resale Permit No. SR-CHA 21-135323.

B.   Fixed Price -- Option 2 (if exercised)
     -----------------------

     The fixed price for the work defined as Option 2 in Article 1 above shall be negotiated and defined if and when this option is exercised.

C.   Fixed Price -- Option 3 (if exercised)
     -----------------------

     The Subcontractor shall perform the work defined as Option 3 in Article 1 for the total fixed price of THREE HUNDRED Fifty THOUSAND AND NO/1OO DOLLARS ($350,000.00).

D. Pricing of Adjustments: When costs are a factor in any determination of a Subcontract price adjustment pursuant to the "Changes" clause or any other provision of this Subcontract, such costs shall be in accordance with the contract cost principles and procedures in Part 31 of the Federal Acquisition Regulation (48 CFR Part 31), as supplemented or modified by DEAR Part 931(48 CFR Part 931) in effect on the effective date of this Subcontract.

E.   Limitation Of Obligation -- Available Funds
     -------------------------------------------

     1. Funds appropriated by the U. S. Congress and made available to the University by the Government's obligation of funds to the prime contract are the sole source for payment of all work to be done and all claims of any type that may be made pursuant to the Subcontract. The project will be funded in increments as annual appropriations are made by Congress to the Department of Energy for obligation to the project by the University. For FY 1997, $5,542,504.00 has been appropriated and is presently available for payment ("Available Funds"). These funds are expected to cover the period through September 30, 1997. For FY 1998, $4,329,306.00 are anticipated to be appropriated to cover the balance of the work from October 1, 1997 through October 31, 1998. While it is anticipated that subsequent year appropriations will be made, there is no assurance or obligation on the part of the University that this will occur. The University has no obligation under this Subcontract to make any payments in excess of Available Funds. Should such appropriations be made, the University will notify the Subcontractor in writing and reserves the unilateral right to modify the amount of Available Funds specified in this Subcontract. The University shall have no liability whatsoever to the Subcontractor arising out of or in any way connected with the Subcontract work or claims arising therefrom, save and except such liability as may be paid from funds appropriated by the U.S. Congress.

     2. The Subcontractor is obligated to continue performance of the work until such time as the Available Funds are insufficient to pay for the work and any claims related thereto. The subcontractor shall give notice 30 days in advance of the date upon which the costs of the work (defined as actuals plus commitments) constitute 75% of the Available Funds. Such notice will be based on review of progress payments made to date, monthly status reports, periodic site visits/inspections, on-site reviews, etc.

     3. Upon receipt of such notice, the University within 30 days may elect to stop the work pursuant to the General Provision entitled "STOP WORK ORDER". At or before the end of that period, the University may elect to rescind the stop work order or terminate the Subcontract pursuant to the General Provision entitled "TERMINATION FOR CONVENIENCE". This Article does not restrict the University's rights to modify the Subcontract pursuant to the "CHANGES" Clause.

     4. Should the Subcontract be amended to allocate additional funds for continued performance of the work under this Subcontract, the provisions of the preceding paragraphs above shall apply in like manner to such additional allotted funds and subsequent dates pertaining thereto.

     5. After notice of termination, the University may at any time prior to the effective date of termination, allot additional funds for this Subcontract and, with the consent of the Subcontractor, rescind said termination.

     6. The provisions of this Clause with respect to termination shall in no way be deemed to limit the rights of the University under the Clause hereof entitled "DEFAULT." The provisions of this Clause are limited to the allotment of funds for performance of the work of this Subcontract.

ARTICLE 4 -- ESTIMATED COST AND FIXED FEE (Option No. 1)
-----------------------------------------

(For cost reimbursement work only, if the option is exercised through formal modification to the subcontract.)

A.   Estimate of Cost and Fixed Fee
     ------------------------------

     1. The estimated cost for the Subcontractor's performance of this Subcontract, exclusive of the Subcontractor's fixed fee, is TWO MILLION, FOUR HUNDRED THIRTY-ONE THOUSAND, THIRTY AND NO/100 DOLLARS ($2,431,030.00).

     2. The Subcontractor's fixed fee for performance of this Subcontract shall be TWO HUNDRED FORTY-THREE THOUSAND, SIXTY AND NO/100 DOLLARS ($243,060.00).

     3. The aggregate of the estimated cost and fixed fee is TWO MILLION SIX HUNDRED SEVENTY-FOUR THOUSAND, NINETY AND NO/100 DOLLARS ($2,674,090.00).

B.   Limitation of Costs
     -------------------

     1. The aggregate of the estimated cost and fixed fee specified in Paragraph A.3, above, is allocated to this Subcontract for work under this option.

     2. Pursuant to the clause of the GENERAL PROVISIONS for Cost Plus Fixed Fee Subcontracts entitled LIMITATION OF COST, the estimated cost specified in Paragraph A. 1, above, shall be the limit of the University's cost liability under this Subcontract, and shall not be exceeded by the Subcontractor.

     3. The Subcontractor shall notify the University's Subcontract Administrator in writing at least five (5) working days prior to stopping the work to avoid exceeding the estimated cost specified in Paragraph A. 1, above.

C. Revised Estimate of Cost -- The estimated cost for this Subcontract may be increased or decreased by a written modification to this Subcontract issued by the University's Subcontract Administrator. Modifications shall not be considered as authorization to exceed the estimated cost unless they contain a statement increasing the estimated cost.

D. Cost Information -- The Subcontractor shall maintain, at all times while the work is in progress, current cost information adequate to reflect the cost of performance of this Subcontract and shall prepare and furnish to the University such written estimates of cost and information in support thereof as the University may request.

ARTICLE 5 -- PRICE AND PAYMENT PROVISIONS   (For fixed price work only.)
-----------------------------------------

A. The University will make progress payments as the work proceeds. Progress payments shall be based on estimates of work accomplished which meets the standards of quality established in the Subcontract and approved by the University. Progress payments will be made monthly. The Subcontractor shall furnish a breakdown of the progress payment showing the amount included therein for each principal category of the work (labor, equipment and facilities) which shall substantiate the payment amount requested, in such detail as requested by the University.

B. When the University approves a request for a progress payment, the University will retain five (5) percent of the payment amount. However, if satisfactory progress has not been made, the University may retain up to ten (10) percent of the amount of any payment until satisfactory progress is achieved. When satisfactory progress has been re-established, the University may release the excess retention for payment.

C. When the work is substantially complete, the University may retain from previously withheld amounts or future progress payments that amount the University considers adequate for protection of the University and may release to the Subcontractor all the remaining withheld funds. The University will pay the total fixed price, including any retention, after:

     1. Completion and acceptance of all work in accordance to the following Facility Acceptance Principles:

          a. On-site reviews to be held no less than quarterly. These sessions will review progress to date and projected progress for the next quarter. Laboratory representatives will observe the physical plant and all equipment assembled as of that point.

          b. Review of the Subcontractor's equipment check-out results. The Laboratory representatives may review the actual equipment, any testing data, etc.

          c. A final on-site review to be held no later than one month after Facility completion. This review will include a walk-through, demonstration of major equipment as requested by the Laboratory representatives, and inspection of the entire facility as deemed appropriate.

     2.   Presentation of a properly executed voucher; and

     3. Presentation of an executed Assignment and Release, releasing all claims against the University and Government arising by virtue of this Subcontract other than claims, in stated amounts, that the Subcontractor has specifically excepted from the operation of the release. Another Assignment and Release may be required of the assignee if the Subcontractor's claim to amounts payable under this Subcontract has been assigned.

ARTICLE 6 -- REIMBURSEMENT OF COSTS   (For cost reimbursement work only.)
-----------------------------------

A.   Allowability
     ------------

     1. Costs incurred by the Subcontractor for performance of this Subcontract shall be allowable to the extent they are reasonable, allocable, and determined to be allowable in accordance with the provisions of this Subcontract and the cost principles and procedures of Subpart 31.2 of the Federal Acquisition Regulations (48 CFR Part 31.2), as modified by Subpart 931.2 the DOE Acquisition Regulations
          (DEAR) (48 CFR 931.2).

     2. Nothing contained in this article shall authorize the estimated cost amount stipulated in ARTICLE 4 -- ESTIMATED COST AND FIXED FEE to be exceeded.

     3. Any audit conducted hereunder shall be in accordance with the provisions of this Subcontract and the cost principles and procedures specified in A.1, above. The University will endeavor to arrange for any audit conducted hereunder to be performed by the cognizant government audit agency, through the DOE, though reserves the right to request that a University Cost/Price Analyst perform that audit if agreeable to the Subcontractor.

B.   Provisional Indirect Costs Rates
     --------------------------------

     1. Pending final audit and determination of indirect costs, the Subcontractor shall be paid in accordance with the following provisional indirect cost rates, which rates may be revised from time to time, but not more frequently than every six (6) months, by a unilateral modification to this Subcontract, as recommended or approved by the cognizant government audit agency and accepted by the
          University:

                    G&A   15.62%    Duration of P0 (Option No. 1)


     2. When the actual indirect rates and costs have been determined pursuant to the provisions of this Subcontract and the cost principles and procedures specified in paragraph A.1 of this article, the difference between the actual indirect costs and the provisional payments shall be paid; provided, however, that any such payment shall not cause the estimated cost amount stipulated in ARTICLE 4 -- ESTIMATED COST AND FIXED FEE to be exceeded.

C.   Waiver Of Facilities Capital Cost Of Money
     ------------------------------------------

     The Subcontractor is aware that facilities capital cost of money is an allowable cost but waives the right to claim it under this Subcontract.

ARTICLE 7 -- INVOICES AND PAYMENT PROCESSING
--------------------------------------------

A.   Invoices for Fixed Price Work
     -----------------------------

     All invoices shall be submitted to the LLNL Procurement & Materiel's Subcontract Administration Support Section ("SASS") at the following address:

          University of California
          Lawrence Livermore National Laboratory
          Attention: SASS Group, L-650
          P.O. Box 5012
          Livermore, CA 94551

B.   Payment Terms for Fixed Price Work
     ----------------------------------

     Payment shall be made within 30 days after receipt of the Subcontractor's invoice, upon the University's acceptance of any portion of the work delivered or rendered for which a price is separately stated or an invoice is allowed. Payments made thereafter shall not he subject to any interest or late charges. (See also Articles 5 and 10.)

C.   Invoices for Cost Reimbursement Work
     ------------------------------------

     The invoicing and payment of costs incurred shall be in accordance with the clause of the GENERAL PROVISIONS for Cost Plus Fixed Fee subcontracts entitled ALLOWABLE COST AND PAYMENT. Payment of the fixed fee shall he made in monthly installments based upon the percentage of completion of the work, as determined or approved by the University's Subcontract Administrator, and shall be subject to a 15% fee retention until a reserve is set aside in an amount that the University considers necessary to protect the University's interest. The reserve shall not exceed 15% of the total fixed fee or $100,000.00, whichever is less.

D.   Payment Terms for Cost Reimbursement Work

     All invoices shall substantially comply with the requirements of the attached VOUCHER FORM & INSTRUCTONS. All invoices except the completion invoice shall be processed for payment within thirty (30) days of receipt; provided, however, that payments made thereafter shall not he subject to any interest or late charges.

E. All invoices shall be submitted to the LLNL Procurement & Materiel's Subcontract Administration Support Section ("SASS") at the following address:

          University of California
          Lawrence Livermore National Laboratory
          Attention:  SASS Group, L-650
          P.O. Box 5012
          Livermore, CA 94551

F. All invoices requesting reimbursement for any property acquired by the Subcontractor shall either include a completed copy of the attached PROPERTY IDENTIFICATION LIST for the following classes of property or a certification that such property does not include any of the reportable classes of property:

     CONTROLLED PROPERTY:   Any property purchased for $5,000.00 or more.

     ATTRACTIVE PROPERTY:   My attractive property, as defined in the attached
                              Property Identification List

ARTICLE 8 -- COORDINATION AND ADMINISTRATION
--------------------------------------------

A.   THE University's Subcontract Administrator for this Subcontract is Margaret
     C. Cooke or her designee. All matters relating to the non-technical interpretation; administration, and performance of this Subcontract shall be reserved to the University's Subcontract Administrator. The Subcontractor shall direct all notices and requests for approval to the University's Subcontract Administrator, and any notices or approvals from the University to the Subcontractor shall be issued by the University's Subcontract Administrator.

B. The University's Technical Representative under this Subcontract is Dave Aikens or his designee, who shall represent the University in matters relating to the technical performance of the Scope of Work described herein. The University's Technical Representative shall interpret the technical requirements of the Scope of Work and determine the emphasis and direction of the Subcontractor in the conduct of the work.

ARTICLE 9 -- TECHNICAL DIRECTION AND CHANGES
--------------------------------------------

A. Performance of the work under this Subcontract shall be subject to the technical direction of the University's Technical Representative. The term "technical direction" is defined to include, without limitation:

     1. Directions to the Subcontractor which redirect the Subcontract effort, shift work emphasis between work areas or tasks, require pursuit of certain lines of inquiry, fill in details or otherwise serve to accomplish the Subcontract Statement of Work;

     2. Provision of written information to the Subcontractor which assists in the interpretation of drawings, specifications, or technical portions of the work description; and

     3. Review and, where required by the Subcontract, approval of technical reports, drawings, specifications, and information to be delivered by the Subcontractor to the University under the Subcontract.

B. All technical direction must be within the scope of work stated in the Subcontract and shall be issued in writing by the University's Technical Representative.

C. The Subcontractor shall proceed promptly with the performance of technical direction of the nature prescribed by this section issued by the University's Technical Representative.

D. The University's Technical Representative is not authorized to issue, and the Subcontractor shall not comply with, any technical direction which would:

     1. Constitute a change within the general scope of work, affecting the description of the work to be performed, (including applicable drawings, designs, and specifications), the time of performance, or the place of performance.

     2. Constitute an assignment of work outside the general scope of the work covered by this Subcontract;

     3. Increase the price for performance of the work or the time required for performance of the work;

     4.   Change any expressed term or condition of the Subcontract; or

     5. Unreasonably interfere with the Subcontractor's ability to perform and complete the work, as required under the Subcontract.

     Any such technical direction must first be authorized by a written change order to this Subcontract issued by the University's Subcontract Administrator, as provided in the clause of the GENERAL PROVISIONS entitled CHANGES-FIXED PRICE for all fixed price work, or the clause entitled CHANGES-COST REIMBURSEMENT for all cost reimbursable work.

E. If any instruction or direction by the University's Technical Representative falls within one of the types described in paragraph D, above, the Subcontractor shall not proceed, and shall promptly notify the University's Subcontract Administrator in writing, and shall request the University's Subcontract Administrator to modify the Subcontract accordingly.

     Upon receipt of the notification from the Subcontractor, the University's Subcontract Administrator shall promptly:

     1. Advise the Subcontractor in writing that the technical direction is within the scope of the Subcontract effort and does not constitute a change under the clause of the GENERAL PROVISIONS entitled CHANGES-FIXED PRlCE for all fixed price work, or the clause entitled CHANGES-COST REIMBURSEMENT for all cost reimbursable work; or

     2.   Issue a written change order.

ARTICLE 10 -- REPORTS
---------------------

A.   Type of Reports

     The Subcontractor shall prepare and submit the following reports to the
     University:

     1. Monthly Progress Reports -- (Type A) -- Monthly technical and financial progress reports shall be submitted by the fifth working day after the close of the Subcontractor's accounting month.

          The first monthly report shall establish time-phased work schedules and budgetary baselines against which progress can be measured. It should also include an updated discussion of the subcontractor's approach to executing this subcontract, specifically in terms of the facilitization plan as negotiated.

          Subsequent monthly progress reports shall contain a description of technical progress to date by task and technical status charted against the baseline schedule, and the work planned for the succeeding period. Monthly financial status reports shall include all actual costs incurred plus outstanding commitments to the end of the month, and projected costs for the next reporting period. Variances between the baselines and actual experience shall be briefly addressed to explain the cause of the variance and identify corrective action as appropriate. The financial status report shall support any invoicing submitted for the month.

     2. Statement of Work Required Reporting (Type B) -- These reports shall be submitted in accordance with the Statement of Work. The form and content of these reports shall be acceptable to the University's Technical Representative. If so requested, a draft copy of the reports shall be provided to the University's Technical Representative for review prior to final submittal.

B.   Distribution of Reports
     -----------------------

     Reports shall be separately addressed and transmitted to:

          University of California
          Lawrence Livermore National Laboratory
          Attention: (Intended Recipient; see below)
          P.O. Box 808
          7000 East Avenue
          Livermore, CA 94551

               Type Report       No. of Copies         Recipient
               -----------       -------------         ---------
               A & B                   2               Dave Aikens, L-487
               A & B                   1               Margaret Cooke L-443

     The Subcontractor shall not distribute reports of work under this Subcontract to any individual or organization other than those indicated above or an authorized representative of the U. S. Department of Energy without prior written approval of the University's Subcontract Administrator.

C.   Interim Reports

     It is understood that there will be other information exchanged between the parties from time to time. These data may be exchanged directly between the parties concerned; formal reporting and distribution is not required in these cases.

ARTICLE 11 -- PROPERTY
----------------------

A. The Subcontractor shall acquire, and the University shall furnish to the Subcontractor, the materials, equipment, supplies, and/or tangible personal property items identified below, if any, for use under this Subcontract:

          Subcontractor Acquired Property:
          --------------------------------
               See attached Government Property Listing

          University Furnished Government Property:
          -----------------------------------------
                    See attached Government Property Listing

B. All property furnished by the University under this Subcontract shall be identified, controlled, and dispositioned in accordance with the clause incorporated in the SUPPLEMENT TO GENERAL PROVISIONS entitled GOVERNMENT FURNISHED PROPERTY -- FIXED PRICE for all property under fixed price work, and in accordance with the clause entitled GOVERNMENT PROPERTY (COST REIMBURSEMENT) for all CPFF work. Disposition directions and authorization shall be provided by the University's Subcontract Administrator or a University property representative.

C. Title to all property acquired by the Subcontractor under this Subcontract shall vest in the Government upon the vendor's delivery of such property to the Subcontractor. The Subcontractor shall assume the risk and responsibility for its loss or damage, except: (1) for reasonable wear and tear; (2) to the extent it is consumed in performing this Subcontract; or
     (3) as otherwise provided in this Subcontract.

D. All property acquired by the Subcontractor or furnished by the University under this Subcontract shall be used only for performing this Subcontract and shall not be utilized after the completion, expiration or termination of this Subcontract, for any reason, unless otherwise provided in this Subcontract or approved by the University's Subcontract Administrator or a University property representative.

E. The work described herein is based upon the University furnishing optical materials to the Subcontractor. The Subcontractor shall not be liable for any loss or damage to this optical material while it is in process, except if the loss or damage is the result of negligence or willful acts on the part of the Subcontractor. The Subcontractor shall not be obligated to insure optical material furnished to the Subcontractor by the University.

F.   Non-subcontract Use of Government Owned Equipment:

     1. Not withstanding the limitation on subcontractor use of Government property in the GENERAL PROVISION entitled GOVERNMENT FURNISHED PROPERTY, the subcontractor may use the Government owned equipment listed above without charge in the performance of, in order of preference:

          a.   Subcontracts under Department of Energy Contract
               No. W-7405-ENG-48;

          b. Prime contracts with the Government that specifically authorize such use without charge;

          c. Subcontracts of any tier under Government prime contracts other than W-7405-ENG-48 if the Contracting Officer having cognizance of the prime contract (i) approves a subcontract specifically authorizing such use or (ii) otherwise authorizes such use in writing; and

          d. Other work to the extent that such use does not interfere with work under a, b, and c above.

     2. The Subcontractor agrees not to include in the price or prices of any such contracts or subcontracts the cost of said listed property, or any allowance or charge to cover depreciation or amortization. The Subcontractor further agrees to allocate the cost of maintenance, upkeep, repairs and consumables to the appropriate customers as defined in paragraph 1 above, or to the appropriate indirect cost pool. In the case of the three ring polishers (RPs) (Reference Subcontract No. B334926), the Subcontractor agrees to absorb the cost of normally scheduled maintenance, repairs and upkeep during the facilitization and initial production phases. If the RPs are used on non-subcontract work, these costs may be allocated to the appropriate customer, provided the allocation does not include the University. In the case of RP consumables, the Subcontractor agrees to provide those utilized in the continuous operation of the RPs, while those used in the actual processing of optics are to be properly allocated to the price of the optics themselves.

     3. Nothing in this subcontract shall abrogate any right of the University to withdraw Government Owned Equipment from the subcontractor upon reasonable notice, subject to provision for equitable adjustment that may exist in an active University subcontract affected by such withdrawal. The University is not responsible for the effect of such withdrawal on any work being performed by the subcontractor under any other contract or subcontract.

ARTICLE 12 -- APPROVAL OF TECHNICAL DATA
----------------------------------------

If this Subcontract requires the Subcontractor to furnish any drawings, specifications, diagrams, layouts, schematics, descriptive literature, illustrations, schedules, performance or test data, or other technical data for approval by the University prior to Subcontractor performance, the approval of the data by the University shall not relieve the Subcontractor from responsibility for any errors or omissions in such data, or from responsibility for complying with the requirements of this Subcontract, except as specified below. Any work done prior to such approval shall be at the Subcontractor's risk.

If the data includes any variations from the Subcontract requirements, the Subcontractor shall describe such variations in writing at the time of submission of the data. If the University approves any such variation(s), a change order to the Subcontract shall be issued by the University and, if appropriate, a bilateral modification to the Subcontract shall be negotiated.

ARTICLE 13 -- ASSIGNMENT OF PERSONNEL

The personnel specified below are considered to be essential to the work being performed hereunder. Prior to diverting any of the specified individuals to other programs, the Subcontractor shall notify the University's Subcontract Administrator reasonably in advance and shall submit justification (including proposed substitutions) in sufficient detail to permit evaluation of the impact on the performance of this Subcontract. No diversion shall be made by the Subcontractor without the written consent of the University's Subcontract Administrator, provided, however, that the University's Subcontract Administrator may ratify in writing such diversion and that such ratification shall constitute the consent of the University's Subcontract Administrator. The list of key personnel may be modified from time to time during the course of this Subcontract to either add or delete personnel, as appropriate.

          NAME                        TITLE
          ----                        ------
          Rich Boland                 Manufacturing Engineer
          Kevin Grobsky               Optics Engineer (Part-time to NIF)
          Jim Hopkins                 Mechanical Engineer
          Fleming Tinker              Optics Engineer (Part-time to NIF)
          Al Slomba                   NIF Program Manager

          Key Consultants:

          Doug Hoon
          Sol Laufer
          Paul Forman

The Subcontractor shall not employ on the work any unfit person or anyone not skilled in the work assigned to him or her and shall devote only qualified personnel to work under this Subcontract. Should the University deem anyone employed on the work incompetent or unfit for his or her duties and so inform the Subcontractor, the Subcontractor shall remove such person from work under this Subcontract and he or she shall not again, without written permission of the University, be assigned to work under this Subcontract.

ARTICLE 14 -- QUALITY OF SUPPLIES

Any supplies furnished by the Subcontractor in performance of the work shall, as a minimum: (1) be new, (2) be as warranted (including used equipment that has been refurbished), and (3) not contain any counterfeit or suspect materials, parts, or components. Types of counterfeit or suspect materials, parts and components include, but are not limited to: electrical components, piping, fittings, flanges, and fasteners. The University will not accept any work involving the furnishing of any supplies found by the University to not conform to these minimum requirements, notwithstanding any inspection or acceptance of delivery by the University, unless such condition is specifically approved in writing by the University's Subcontract Administrator.

ARTICLE IS -- WARRANTY

A. The Subcontractor agrees that the materials, supplies and services furnished under this Subcontract shall be covered by the most favorable commercial warranties the Subcontractor gives to any customer for the same or substantially similar materials, supplies or services. Such warranties shall include performance, workmanship, labor, materials, Subcontractor's design or engineering contributions, and the Subcontractor shall furnish copies of same to the University, upon request. Notwithstanding any other provisions of this Subcontract, the Subcontractor also warrants that the materials, supplies or services furnished shall be of the most suitable grade and exactly as specified in this Subcontract. The rights and remedies provided by such warranties shall be in addition to and shall not limit any rights afforded to the University by any other provision of this Subcontract.

B. If a defect is discovered in any item of materials, supplies or services covered in this Subcontract, the Subcontractor shall correct at its expense such defects as are reported within one (1) year of final acceptance. Upon expiration of the applicable warranty period, all such liability shall terminate except for fraud, or such gross mistakes as amount to fraud, latent defects, or specific failure to comply with the terms of this Subcontract.

ARTICLE 16 -- RELEASE OF INFORMATION

Information regarding this Subcontract or the undertaking or any data developed hereunder shall not be released, and the name of the University, the Lawrence Livermore National Laboratory, or the Government shall not be used, in any publications, news releases, advertising, speeches, technical papers, photographs and other releases of information, without prior written approval from the University's Subcontract Administrator.

ARTICLE 17 -- ORDER OF PRECEDENCE

Any inconsistencies in the documents comprising this Subcontract shall be resolved by giving precedence in the following order: (a) the Subcontract Signature Page; (b) this SCHEDULE OF ARTICLES; (c) the GENERAL PROVISIONS; (d) the SUPPLEMENT TO GENERAL PROVISIONS, if any (e) any referenced specification or statement of work; and (f) and other documents, exhibits, and attachments.

ARTICLE 18 -- ASSIGNMENTS

A. This Subcontract may be assigned by the University to the U.S. Government or a successor-in-interest.

B. Except as to the assignment of payments due hereunder, the Subcontractor shall have no right, power or authority to sell, mortgage, transfer or assign this Subcontract, any portion hereof, any interest herein or any claim hereunder, nor allow or permit any other party or parties to have any interest in or use any part of the rights or obligations granted hereunder for any purpose whatsoever without the prior written consent of the University.

ARTICLE 19 -- DISPUTES

A. Except as otherwise provided in this Subcontract, any non-routine claim under this Subcontract not resolved in the ordinary course of business shall be referred in writing to the University's Procurement Representative and the executive management of the Subcontractor with the authority to settle the dispute. The representatives of the parties, or their designees, shall then attempt in good faith to resolve the dispute by negotiations. All negotiations shall be confidential and shall be treated as compromise and settlement negotiations, for the purposes of application of rules of evidence.

B. If the parties still have not been able to resolve the dispute, they may thereafter pursue any remedy they may have, at law or in equity, in any court of competent jurisdiction. Pending resolution of the dispute, the Subcontractor shall proceed diligently with the performance of this Subcontract, in accordance with its terms.

ARTICLE 20 -- NOTICES -- LITIGATION AND CLAIM: INABILITY TO PERFORM

A. The Subcontractor shall immediately notify the University's Subcontract Administrator in writing of (1) any action, including any proceeding before an administrative agency, filed against the Subcontractor arising out of the performance of this Subcontract, and (2) any claim against the Subcontractor, the cost or expense of which is allowable under the terms of this Subcontract.

B. If, at any time during the performance of this Subcontract, the Subcontractor becomes aware of any circumstances whatsoever which may jeopardize its performance of all or any portion of this Subcontract, it shall immediately notify the University's Subcontract Administrator in writing of such circumstances, and the Subcontractor shall take whatever action is necessary to enable the Subcontractor to fulfill its performance obligations under this Subcontract.

ARTICLE 21 -- GENERAL PROVISIONS

A. The clauses listed in the attached GENERAL PROVISIONS shall be applicable to this Subcontract, based on the value of the Subcontract, the fixed price versus CPFF nature of the work in question, the status of the Subcontractor, and the nature and location of the work, as indicated in the GENERAL PROVISIONS.

B. This Subcontract is for the conduct of research, development, or demonstration work or design work involving non-standard types of construction. Accordingly, the Authorization and Consent, Alternate I, Patent Rights, and Additional Data Requirements clauses listed in the GENERAL PROVISIONS for such work shall apply. The applicable Patent Rights clause of the GENERAL PROVISIONS shall be the clause entitled PATENT RIGHTS-RETENTION BY THE CONTRACTOR.

ARTICLE 22 -- INCORPORATED DOCUMENTS

The following documents are hereby incorporated as a part of this Schedule of Articles of the Subcontract, and are attached hereto.

     o    STATEMENT OF WORK

     o    GOVERNMENT PROPERTY LISTING

     o GENERAL PROVISIONS FOR FIXED PRICE SUPPLIES & SERVICES (List 600A; Rev. 1/15/97) - This GP set applies only to the fixed price portions of this subcontract.

     o GENERAL PROVISIONS FOR COST PLUS FIXED FEE SUBCONTRACTS (List 400; Rev. 8/19/96) - This GP set applies only to the cost reimbursement portions of this subcontract.

     o    SUPPLEMENT TO GENERAL PROVISIONS, SUBCONTRACT NO. B335188

     o    VOUCHER FORM AND INSTRUCTIONS

     o    PROPERTY IDENTIFICATION LIST


                                (END OF SCHEDULE)


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